Exhibit 99.7

June 4, 2019

Tableau Software, Inc.

1621 North 34th Street

Seattle, Washington 98103

Attention: Adam Selipsky, President and CEO

Re:	Amendment to Exclusivity Agreement

Ladies and Gentlemen:

Reference is hereby made to the Exclusivity Agreement, dated as of May 18, 2019 (the “Exclusivity Agreement”), by and Tableau Software, Inc. (the “Company”) and salesforce.com, inc. (“Purchaser”). Capitalized terms used but not defined herein have the meaning set forth in the Exclusivity Agreement.

In mutual consideration of our ongoing exploration of the Possible Transaction, the Company and Purchaser hereby amend the Exclusivity Agreement to replace the words “June 4, 2019” in Section 6(c) thereof with the words “June 11, 2019.”

Except as expressly amended hereby, the Exclusivity Agreement remains in full force and effect.

Section 5 of the Exclusivity Agreement shall apply to this letter agreement, mutatis mutandis, and is incorporated by reference as if fully set forth herein.

Please confirm your agreement to the terms set forth in this letter agreement by signing below. This letter agreement may be executed in any number of counterparts (including via facsimile, .pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This letter agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

Very truly yours, salesforce.com, inc.

By:	/s/ John Somorjai
Name:	John Somorjai
Title:	EVP, Corporate Development and Salesforce Ventures
Address: salesforce.com, inc. Salesforce Tower 415 Mission Street, 3rd Floor San Francisco, CA 94105 Attention: General Counsel

ACKNOWLEDGED AND AGREED: Tableau Software, Inc.

By:	/s/ Keenan Conder
Name:	Keenan Conder
Title:	EVP, General Counsel